Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:	Garet Hayes
ghayes@hopebeckham.com
Office: 404.604.2602

AARON’S ELECTS HUBERT HARRIS TO BOARD OF DIRECTORS

ATLANTA (August 8, 2012) – Aaron’s, Inc. (NYSE: AAN), a lease-to-own retailer specializing in the sales and lease ownership of residential furniture, consumer electronics, home appliances and accessories, announced today Hubert L. Harris, Jr., has been elected to its Board of Directors. Harris is the former CEO of Invesco North America.

“We are extremely pleased to welcome Herky as a new member of our Board of Directors,” said Ronald W. Allen, CEO and President of Aaron’s, Inc. “He brings a considerable history of financial expertise and business management. We believe his addition to our Board will add tremendous value and business acumen as we continue to grow Aaron’s in exciting directions and head toward new milestones.”

Harris is currently the owner of Harris Plantation, Inc., a cattle, hay and timber business in Walton County, Georgia. He is a trustee for the SEI family of mutual funds and an advisory director for PSA Healthcare, Inc. Harris’ long history with Invesco includes serving as CFO for Invesco PLC and as CEO for Invesco Individual Services, Invesco Retirement Services, and Invesco North America.

Harris is the recipient of numerous awards including the 2005 Distinguished Achievement Award, Georgia Tech College of Business and the 2011 Joseph Mayo Petit Distinguished Service Award. He previously served as chairman of the Georgia Tech Alumni Association and Georgia Tech Foundation, and is currently a trustee emeritus for the Georgia Tech Foundation. He also serves on the Board of Trustees for the Alexander-Tharpe Fund and the Board of Councilors for The Carter Center.

Harris and his wife, Joan, have three children and four grandchildren.

About Aaron’s, Inc.

Aaron's, Inc. (NYSE: AAN), the nation's leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, has more than 1,985 Company-operated and franchised stores in 48 states and Canada. Founded in 1955 by entrepreneur and current Chairman R. Charles Loudermilk, Sr. and headquartered in Atlanta, Aaron's has been publicly traded since 1982. For more information, visit www.aarons.com.

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